Exhibit 99.1

Contacts:

ACADIA Pharmaceuticals Inc.

Lisa Barthelemy, Director, Investor Relations

Thomas H. Aasen, Vice President and Chief Financial Officer

(858) 558-2871

ACADIA PHARMACEUTICALS REPORTS

SECOND QUARTER 2006 FINANCIAL RESULTS

SAN DIEGO, CA August 8, 2006 – ACADIA Pharmaceuticals Inc. (Nasdaq: ACAD), a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders, today reported its unaudited financial results for the second quarter and six months ended June 30, 2006.

ACADIA reported a net loss of $11.9 million for the second quarter of 2006 compared to a net loss of $6.0 million for the second quarter of 2005. For the six months ended June 30, 2006, ACADIA reported a net loss of $21.3 million, compared to a net loss of $11.6 million for the comparable period of 2005.

At June 30, 2006, ACADIA’s cash, cash equivalents, investment securities, and restricted cash totaled $106.7 million compared to $55.5 million at December 31, 2005. The increase in cash was primarily due to net proceeds from sales of equity securities, including $59.4 million raised in a follow-on public offering during the second quarter of 2006 and $10 million received from the sale of common stock to Sepracor Inc. in January 2006, partially offset by cash used to fund ACADIA’s operations.

“The first half of 2006 was a successful period for ACADIA, highlighted by the achievement of key milestones in our proprietary Phase II programs and the strengthening of our balance sheet through our public offering,” said Uli Hacksell, Ph.D., ACADIA’s Chief Executive Officer. “We look forward to continuing this momentum through the remainder of the year as we focus on further advancing our proprietary clinical pipeline directed at novel treatments for central nervous system disorders.”

Revenues totaled $1.9 million for the second quarter of 2006 compared to $2.5 million for the second quarter of 2005. This decrease was primarily due to lower revenues and related research activities under ACADIA’s collaborations with Allergan, Inc. Revenues from ACADIA’s agreements with Sepracor and The Stanley Medical Research Institute (SMRI) totaled $945,000 and $500,000, respectively, for the second quarter of 2006, and were comparable to revenues recognized under these agreements during the second quarter of 2005.

Research and development expenses totaled $12.3 million for the second quarter of 2006, including $326,000 in stock-based compensation, compared to $6.8 million for the second quarter of 2005, including $206,000 in stock-based compensation. The increase in research and development expenses was primarily due to increased clinical development activity associated with ACADIA’s proprietary Phase II-stage programs and expansion of its research and development organization. Fees paid to external service providers, largely related to clinical development, totaled $5.7 million for the second quarter of 2006 compared to $2.1 million for the second quarter of 2005.

General and administrative expenses totaled $2.3 million for the second quarter of 2006, including $360,000 in stock-based compensation, compared to $2.2 million for the second quarter of 2005, including $189,000 in stock-based compensation. Excluding stock-based compensation, the decrease in general and administrative expenses was primarily due to lower professional fees associated with Sarbanes-Oxley compliance efforts, partially offset by increased costs associated with expansion of ACADIA’s administrative organization.

For the second quarter of 2006, an aggregate of $686,000 of non-cash, stock-based compensation expense was recorded pursuant to Statement of Financial Accounting Standards No. 123(R) and was included in research and development and general and administrative expenses. Prior to January 1, 2006, ACADIA accounted for employee stock-based compensation using the intrinsic value method under Accounting Principles Board No. 25.

Second Quarter 2006 and Recent Highlights

Clinical Pipeline

•	ACADIA reported positive results in April 2006 from a proof-of-concept clinical study, which demonstrated that ACP-103 induced a statistically significant and dose-related increase in deep, or slow wave, sleep in healthy older volunteers. ACP-103 treatment also had a positive impact on measures for sleep maintenance, including decreases in the number of awakenings after sleep onset and in the time awake after sleep onset.

•	ACADIA continues to enroll patients in its multi-center, double-blind, placebo-controlled Phase II clinical trial designed to evaluate the ability of ACP-103 when used adjunctively with other antipsychotic drugs to provide an improved therapy for patients with schizophrenia. ACADIA met its previously announced objective by completing enrollment of the first 200 patients in this planned 400-patient clinical trial by mid-2006, and remains on track to report results from an interim analysis of this trial based on the first 200 patients by the end of 2006.

•	ACADIA reported encouraging results in July 2006 from three initial clinical studies of ACP-104 in patients with schizophrenia. The results of these studies demonstrated that ACP-104 is safe and well tolerated after repeated dosing of up to 600 mg per day, and that initial signals of antipsychotic effects were observed within the tolerated dose range of ACP-104.

Business and Financial

•	ACADIA completed a public offering in May 2006, raising net proceeds of $59.4 million through the sale of an aggregate of approximately 5.3 million shares of its common stock.

•	ACADIA appointed Roger G. Mills, M.D., as Executive Vice President, Development. Dr. Mills was previously Vice President, Development Pfizer Global R&D, where he was responsible for the management and direction of drug development activities at the Pfizer site in La Jolla, California. Dr. Mills has extensive experience and a proven track record of leading successful drug development efforts in multiple therapeutic areas.

•	ACADIA was selected for addition to the NASDAQ Biotechnology Index (NBI) effective May 22, 2006.

Conference Call and Webcast Information

Uli Hacksell, Ph.D., Chief Executive Officer, and Thomas H. Aasen, Vice President and Chief Financial Officer, will review second quarter results and highlights via conference call and webcast later today at 5:00 p.m. Eastern Time. The conference call may be accessed by dialing 866-356-4279 for participants in the U.S. or Canada and 617-597-5394 for international callers (reference passcode 64732251). A telephone replay of the conference call may be accessed through August 22, 2006 by dialing 888-286-8010 for callers in the U.S. or Canada and 617-801-6888 for international callers (reference passcode 41993620). The conference call also will be webcast live on ACADIA’s website, www.acadia-pharm.com, under the investors section and will be archived there until August 22, 2006.

About ACADIA Pharmaceuticals

ACADIA is a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders. ACADIA currently has five Phase II-stage clinical programs as well as a portfolio of preclinical and discovery assets directed at diseases with large unmet medical needs, including schizophrenia, Parkinson’s disease, sleep maintenance insomnia, and neuropathic pain. All of the drug candidates in ACADIA’s product pipeline emanate from discoveries made using its proprietary drug discovery platform. ACADIA’s corporate headquarters is located in San Diego, California and it maintains research and development operations in both San Diego and Malmö, Sweden.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include but are not limited to statements related to the progress of and benefits to be derived from ACADIA’s drug discovery and development programs. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery, development and commercialization, collaborations with others, and litigation. For a discussion of these and other factors, please refer to ACADIA’s annual report on Form 10-K for the year ended December 31, 2005 as well as other subsequent filings with the

Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and ACADIA undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Collaborative revenues	$1,881	$2,515	$4,418	$4,840
Operating expenses
Research and development (includes stock-based compensation of $326, $206, $885 and $417, respectively)	12,255	6,769	22,381	13,096
General and administrative (includes stock-based compensation of $360, $189, $701 and $349, respectively)	2,296	2,240	4,581	4,038
Provision for loss from litigation	194	—	421	—

Total operating expenses	14,745	9,009	27,383	17,134

Loss from operations	(12,864)	(6,494)	(22,965)	(12,294)
Interest income (expense), net	997	456	1,579	668

Loss before change in accounting principle	(11,867)	(6,038)	(21,386)	(11,626)
Cumulative effect of change in accounting principle	—	—	51	—

Net loss	$(11,867)	$(6,038)	$(21,335)	$(11,626)

Net loss per common share, basic and diluted:
Before change in accounting principle	$(0.43)	$(0.26)	$(0.82)	$(0.56)
Cumulative effect of change in accounting principle	—	—	—	—

Net loss per common share, basic and diluted	$(0.43)	$(0.26)	$(0.82)	$(0.56)

Weighted average common shares outstanding, basic and diluted	27,792	23,274	26,050	20,589

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	June 30, 2006	December 31, 2005(1)
Assets
Cash, cash equivalents, investment securities and restricted cash	$106,655	$55,521
Prepaid expenses, receivables and other current assets	6,006	4,604

Total current assets	112,661	60,125
Property and equipment, net	2,811	2,283
Other assets	96	98

Total assets	$115,568	$62,506

Liabilities and Stockholders’ Equity
Current liabilities	25,306	21,701
Long-term liabilities	1,716	1,434
Stockholders’ equity	88,546	39,371

Total liabilities and stockholders’ equity	$115,568	$62,506

(1)	The condensed consolidated balance sheet at December 31, 2005 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.